Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 23, 2026, with respect to the consolidated financial statements of Baozun Inc., and the effectiveness of internal control over financial reporting, included herein the Annual Report on Form 20-F of Baozun Inc. for the year ended December 31, 2025.

/s/ KPMG Huazhen LLP

Shanghai, China

July 10, 2026